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                        Contract for Consulting Services
                    Direct Response Financial Services, Inc.

                                 March 11, 2005


David King
President & CEO
GMCRNet.com, Inc.
513 Dunblane Drive
Winter Park, FL 32792
daveking@atlantic.net/ (407) 628-9354 / (407) 628-9535 (f)


                          Contract DRFL rev 03-11-2005
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CONSULTING AGREEMENT

Agreement made this 11th day of March, 2005, between Direct Response Financial Services, Inc. (Client) whose offices are located at 2899 Agoura Road, Suite 115, Westlake Village, CA 91361 and GMCRNet.com, Inc. (GMCR) having offices at 513 Dunblane Drive, Winter Park, Florida 32792. This agreement supercedes and existing agreements for consulting services regarding the shareholder communications of Direct Response Financial Services, Inc. (DRFL):

In consideration of the mutual promises contained in this Agreement, the contracting parties agree as follows:

Recitals:

CLIENT desires to engage the services of GMCR to perform consulting services regarding the shareholder communications of Direct Response Financial Services, Inc. (DRFL).

GMCR desires to consult with the Board of Directors, the Officers of CLIENT, and certain administrative staff members of CLIENT, and to undertake for the Corporation consultation as to the operation and management the shareholder communications of DRFL.

AGREEMENT

Term

      1. The respective duties and obligations of the contracting party shall be for a period of eight weeks commencing on March 28th , 2005 or thereabouts depending on the exact schedule as determined at the time compensation is delivered. This Agreement may be terminated by either party at the end of the Initial Term or any Renewal Term upon thirty (30) days prior written notice or earlier pursuant to the provisions set forth below in Section 6 below.


Services Provided by Consultant

      2. GMCR will provide consulting services in connection with DRFL's shareholder communications. At no time shall GMCR provide services which would require GMCR to be registered or licensed with any federal or state regulatory body or self-regulating agency. GMCR will provide such services in the manner GMCR reasonably believes will accomplish the goals of CLIENT. GMCR agrees to provide fair disclosure of compensation in any publication or distribution of information made on CLIENT's behalf in accordance with existing governmental regulations. GMCR will devote such amount of time and effort necessary to accomplish the services required. However, there is no requirement that GMCR devote a certain amount of time or effort hereunder. During the term of this Agreement, GMCR will provide certain administrative and management services to CLIENT, including but not necessarily limited to the following:

            (a) Consult with the CLIENT and DRFL as to methods and procedures to build shareholder base and provide shareholder and investor communications.

            (b) Advise CLIENT and DRFL and provide assistance in development of shareholder base and shareholder communications;

                  CLIENT agrees to support GMCR in developing and building the shareholder base including, but not necessarily limited to the following:

                  (1) Providing GMCR with information and news as required to build and retain the shareholder base.

                  (2) Providing support as needed for GMCR to fulfill the terms of the contract as approved by CLIENT.


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Compensation

      3. Upon execution of this Agreement, GMCR shall be compensated with a total of 2.5 million non S-8 registered free-trading shares to be delivered upon execution of this agreement payable by wire transfer to the account of GMCRNet.com Inc. at the coordinates listed below. At the receipt of shares, the campaign will be firmly scheduled and tentatively is set to begin on March 28th 2005 or thereabouts unless other factors cause this schedule to change. .

            SAMCO DTC #0234 account number 82038100 account name GMCRNet.com, Inc. 2114 Crystal Cove Way San Marcos, CA 92069 christine 760-727-5564

Representations of Corporation

      4. (a) CLIENT, upon entering this Agreement, hereby warrants and guarantees to GMCR that all statements, either written or oral, made by CLIENT to GMCR are true and accurate, and contain no misstatements of material fact. CLIENT acknowledges that the information it delivers to GMCR will be used by the GMCR in preparing materials regarding the DRFL's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 5, below, CLIENT shall hold harmless GMCR from any and all errors, omissions, misstatements, negligent or intentional misrepresentations, in connection with all information furnished by CLIENT to GMCR, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes GMCR sees fit to use said information. CLIENT further represents and warrants that as to all matters set forth within this Agreement and involving the corporate business affairs and the sale of securities, CLIENT has had independent legal counsel and will continue to maintain independent legal counsel to advise CLIENT, of all matters concerning, but not necessarily limited to, corporate law, corporate relations, investor relations, all manners concerning and in connection with DRFL's, activities regarding the Securities Acts of 1933 and 1934, and state Blue Sky or Securities laws. GMCR, has no responsibility to obtain or render legal advice in connection with the sale of securities. All legal, regulatory or licensing matters as related to the corporate sale of securities are the responsibility of CLIENT, and its counsel.

Limited Liability

      5. With regard to the services to be performed by GMCR, pursuant to the terms of this Agreement, GMCR shall not be liable to CLIENT, or to anyone who may claim any right due to any relationship with CLIENT or any acts or omissions in the performance of services on the part of GMCR, or on the part of the agents or employees of GMCR, except when said acts or omissions of GMCR are due to its willful misconduct or culpable negligence.

Termination

      6. Either party may terminate this Agreement at any time in the event of a material breach by the other party which remains uncured after thirty (30) days written notice thereof. The Client may terminate this contract at any time at his discretion with no further compensation required.

            In the event that this contract is terminated by either party, the Termination does not relieve CLIENT of the obligation to pay amounts due and owing to GMCR accrued up to the effective date of termination, nor prejudice any cause of action or claim of either party accrued, or to accrue, on account of the breach or default of the other party.

Notices

      7. All notices to be sent pursuant to the terms and conditions of this Agreement, or other documents under this agreement shall be in writing and delivered personally, or by certified mail, return receipt requested, postage pre-paid, addressed to either CLIENT or GMCR at the address set forth as follow or at such other address as may be provided to the notifying party:

            As to GMCR :      GMCR,  513 Dunblane Drive., Winter Park, Fl  32792




            As to CLIENT:     Direct Response Financial Services, Inc
                              2899 Agoura Road, Suite 115
                              Westlake Village, CA 91361

Trade Secrets

      8. CLIENT, acknowledges and agrees that any confidential information is proprietary to and a valuable trade secret of GMCR and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to GMCR. The parties hereto agree that all such information conveyed to CLIENT, regarding the operations and services of GMCR constitutes a trade secret as defined by Florida State. 688.002(4) and shall be afforded the protections provided by Florida's Uniform trade Secrets Act or any other applicable laws.

Attorneys' Fees

      9. In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorneys' fees, expenses and suit costs, including those associated within the appellate or post judgment collection proceedings.

Governing Law

      10. This Agreement shall be construed under and in accordance with the laws of the State of Florida, and all obligations of the parties created under it are performed in Orange County, Florida. In any controversy arising out of this Agreement, venue for said proceeding shall be in Orange County, Florida.


Parties Bound

      11. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrations, legal representatives, successors, and assigns when permitted by this Agreement.

Legal Construction

      12. In case of any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.


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Prior Agreements Superseded

      13. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all parties hereto.

Multiple Copies or Counterparts of Agreement

      14. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties'signatures are not delivered.

Headings

      15. Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.


IN WITNESS WHEREOF, the parties have set their hands and seal as of the date March 11, 2005 written below.


CONSULTANT:                            CLIENT:

GMCR                                   Direct Response Financial Services, Inc.

BY:   David King                       BY:   Randy Catanese
      -----------------------------          ---------------------------

      /s/ David King                         /s Randy Catanese
-----------------------------------          ---------------------------
Title:   President & CEO               Title: CEO
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Date:   _____/_____/_____              Date:_____/_____/_____
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